Exhibit 10.1

Employment Agreement

Agreement effective December 28, 2006, between MapInfo Corporation, One Global View, Troy, New York 12180 "MapInfo" or "Company"), and Daniel T. Gerron ("Executive").

1.     EMPLOYMENT AND TERM

1.1          Upon execution of this Employment Agreement (the "Agreement"), it is hereby acknowledged that this agreement and any exhibits hereto, constitute the entire understanding between the parties, and all previously executed employment agreements, together with any addendums (including the agreement effective October 1, 2004, as amended) previously executed by both parties, are hereby null and void. No waiver or modification of the terms hereof shall be valid unless in writing and signed by both parties and only to the extent therein set forth.

1.2     MapInfo agrees to continue employment of Executive, and he agrees to serve as MapInfo's Vice President, Business Planning.

1.3     Executive shall devote his best and full-time efforts to fulfilling his responsibilities to MapInfo. He shall use his individual expertise to the extent possible for effective sales/profits operation of the company, as well as the growth of the business, subject to the control, discretion and approval of the President and Chief Executive Officer. In the performance of his duties, he shall make an office in the U.S. headquarters of MapInfo.

1.4     Term. The term of this Agreement shall begin as of October 1, 2006, and continue until September 30, 2009, unless terminated earlier pursuant to Section 5 below.

2.     COMPENSATION AND BENEFITS

2.1     The Company shall pay to Executive a base salary of not less than One Hundred Eighty-One Thousand Six Hundred Fifty-Six Dollars ($181,656) per annum, in accordance with the standard payroll practices of the Company. During the term of the Agreement, Executive's base salary may be adjusted as approved by the Company's Board of Directors.

2.2     While he is employed, Executive will be eligible to earn incentive compensation in accordance with the MapInfo Executive Incentive Compensation Program (hereafter, "MEICP") based on the Company's and Executive's performance during each fiscal year as follows:

2.2.1     An additional Thirty-Five Percent (35%) of Executive's annual base salary may be earned per MapInfo's fiscal year (October 1 through September 30), for achieving targeted Company objectives and up to Seventy Percent (70%) of base salary will be earned for achieving above targeted objectives as outlined each fiscal year in Executive's approved MEICP. The incentive compensation will be paid in accordance with the schedule which MapInfo publishes each fiscal year; and

2.2.2     Executive's annual incentive compensation target may be increased from time to time in accordance with the normal business practices of the Company.

2.3     Executive shall be entitled to participate on the same basis and subject to the same      qualifications as other employees of the Company in any disability, pension, life insurance, health insurance, hospitalization and other fringe benefit plans in effect and in accordance with the written terms of said plans which shall be controlling.

2.4     The Company shall reimburse Executive for all reasonable out-of-pocket expenses      incurred in connection with the performance of his duties hereunder, payable in      accordance with the standard expense account procedures of MapInfo.

2.5     If, during the term of this Agreement, Executive has or would have completed a minimum of ten (10) years' service with MapInfo and resigns or is terminated by MapInfo without cause or MapInfo gives notice not to renew the Agreement, Executive may elect continued healthcare insurance coverage (which will include medical and dental) for up to thirty six (36) months after the effective date of termination subject to the conditions set forth below:

2.5.1     If Executive elects continued healthcare insurance coverage, he shall in writing notify MapInfo of his election within sixty (60) continuous days of the effective date of his termination.

2.5.2     If Executive timely elects continued healthcare insurance coverage, Executive's cost for such coverage will be equal to the lesser of (i) 30% of the applicable COBRA premium charged for similar coverage or (ii) 110% of the cost charged to active employees for similar coverage; provided, however, in no event will Executive's cost for such coverage be greater than 50% of the total employer/employee cost for such coverage.

2.5.3     In the event that Executive's participation in any such plan, program, or arrangement of the Company or successor company is prohibited, the Company or successor company will arrange to provide Executive with benefits substantially similar to those which Executive would have been entitled to receive under such plan, program, or arrangement, for the same period that MapInfo or the successor company provides healthcare insurance benefits to active employees.

2.6     At the expiration of this Agreement (September 30, 2009), the Agreement and the employment relationship will automatically terminate. If either the Company or Executive decide not to renew the employment relationship upon the expiration of the Term or an extension thereof, the Company shall upon termination pay Executive severance pay of an amount equal to his highest annual remuneration (consisting of base salary and actual incentive compensation and perquisites) achieved during the five (5) year period immediately preceding the date of notice. Receipt of this severance payment shall be contingent upon Executive's execution of a General Release substantially in the format of the document attached hereto as Exhibit "A."

3.     INTELLECTUAL PROPERTY, CONFIDENTIAL INFORMATION AND NON-COMPETITION

Executive reaffirms his previously executed attached Employee Intellectual Property, Confidential Information and Non-Competition Agreement.

4.     IRREPARABLE INJURY

4.1     Both parties hereto recognize that the services Executive will render during the Term of his employment are special, unique and of extraordinary character, and Executive acknowledges that any violation by him of Section 3 of this Agreement may cause the Company irreparable injury.

4.2     In the event of a breach or threatened breach by Executive of the provisions of said Section 3, MapInfo shall be entitled to an injunction restraining Executive from violating the terms thereof, and from providing any confidential information to any person, firm, corporation, association or other entity, whether or not Executive is then employed by, or an officer, director, or owner thereof.

4.3     Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from Executive.

5.     EARLY TERMINATION

5.1     Definitions for purposes of this Agreement:

"Cause" shall be defined and limited to (i) the willful and continued failure by Executive to substantially perform his duties hereunder (other than any such failure resulting from Executive's incapacity due to physical or mental illness), or (ii) conviction for any crime other than simple offenses or traffic offenses; (iii) breach of Executive's fiduciary responsibilities to the Company; (iv) conduct reflecting moral turpitude; (v) commission of fraud, embezzlement, theft or misappropriation of company funds or property, or gross misconduct in Executive's dealings with or on behalf of the Company; (vi) violation of federal securities laws; and/or (vii) breach of any duty of confidentiality owed the Company.

"Change in Control of the Company" shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

  Any person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company, in substantially the same proportions as their ownership of stock of Owner Company), becomes the beneficial owner, directly or indirectly, of securities of the Company, representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities;

  At any time during any twelve-month period, individuals who at the beginning of such period cease to constitute a majority of the Board of Directors of the Company during such twelve-month period for any reason (except for death, disability or retirement); or

  The stockholders of the Company approve: (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition of all or substantially all the Company's assets; or (C) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy-five percent (75%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

  This section shall govern in case of any conflict between the wording of this Agreement and the wording of the plan under which any stock options were granted to Executive.

  "Change in Control Date" shall mean the first date during the Term on which a Change in Control of the Company occurs. Anything in the Agreement to the contrary, notwithstanding, if Executive's employment is terminated and if reasonably demonstrated by Executive that such a termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control of the Company, or (ii) otherwise arose in connection with or anticipation of a Change in Control of the Company, then for all purposes of this Agreement the "Change in Control Date" shall mean the date immediately prior to the date of such termination of employment.

  "Date of Termination" shall mean:

  (a)      if Executive's employment is terminated by his death, the date of his death;

  (b) if Executive's employment is terminated by reason of his disability (mental or physical),

  sixty (60) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such sixty (60) day period);

  (c) if the Company terminates Executive's employment for Cause, the date the Notice of

  Termination is given or later, if so specified in such Notice of Termination. If the termination for cause follows within twelve (12) months of a Change in Control of the Company, a determination of a termination for "cause" shall require the affirmative vote of at least three fourths of the members of the Board acting in good faith and such vote shall not be made prior to the expiration of a sixty (60) day period following the date on which the Board shall by written notice to Executive, furnish to him a statement of its grounds for proposing to make such determination, during which period Executive shall be afforded a reasonable opportunity to make oral and written presentations to the members of the Board and to be represented by his legal counsel at such presentations, or to refute the grounds for the purposed determination if termination for "Cause"; and

  (d)     if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given.

  "Good Reason" shall be deemed to exist, if Executive terminates his employment within Ninety (90) days after the occurrence of any of the following:

  Without Executive's express written consent, a material change is made to his responsibilities, status, or title(s).

  A reduction by the Company in Executive's base salary.

  An intentional, material reduction by the Company of Executive's aggregate target incentive awards under the short-term and long-term incentive plans.

  The failure of the Company to maintain Executive's relative level of coverage under its employee benefit, retirement, or material fringe benefit plans, policies, practices, or arrangements in which Executive participates, both in terms of the amount of benefits provided and the relative level of his participation (other than those plans or improvements that have expired thereafter in accordance with their original terms), or the taking of any action which would materially reduce Executive's benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him. For this purpose, the Company may eliminate and/or modify existing employee benefit plans and coverage levels on a consistent and non-discriminatory basis applicable to all such executives; provided, however, that Executive's level of coverage under all such programs must be at least as great as is such coverage provided to employees who have the same or lesser levels of reporting responsibilities within the organization.

  The failure by the Company to pay Executive any material amount of his current salary, or any material amount of his compensation deferred under any plan, agreement or arrangement of or with the Company, within ten (10) days after make written demand for such amount.

  The change of Executive's principal place of employment to a location more than thirty-five (35) miles from such principal place of employment, except for required travel by the Company on business to an extent substantially consistent with his business travel obligations.

  The failure by the Company to obtain an assumption of the obligations of the Company under this Agreement by any successor to the Company.

"Notice of Termination" shall mean a written notice to the other party that Executive is terminating or to be terminated for one of the reasons set forth in this Agreement.

5.2     Executive's employment hereunder may be terminated prior to the expiration of the Term under any one of the following circumstances:

5.2.1     the death of Executive;

5.2.2     a mental, physical or other disability or condition of Executive which renders him incapable of performing his obligations under this Agreement for a period of three (3) consecutive months;

5.2.3     by Executive for either (i) Good Reason or (ii) a Change in Control of the Company;

5.2.4     by the Company for Cause.

5.3     Any termination of Executive's employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto.

6.     COMPENSATION UPON EARLY TERMINATION OR DISABILITY

6.1     During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), Executive shall continue to receive his full base salary at the rate then in effect for such period until his employment is terminated pursuant to 5.2.2 above, provided that payments so made to Executive during the disability period shall be reduced by the sum of the amounts, if any, payable to Executive at or prior to the time of any such payment under disability benefit plans of the Company and which were not previously applied to reduce any such payment.

6.2.     If Executive's employment is terminated by his death, the Company shall have no further payment obligations to Executive other than those arising from his employment through the date of his death.

6.3     If the Company terminates Executive's employment for Cause, the Company shall pay Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and any incentive compensation earned under Section 2.2 through the Date of Termination. Thereafter, the Company shall have no further obligations to Executive under this Agreement.

6.4     If Executive terminates his employment by resigning for reasons other than Good Reason, the Company shall pay Executive as severance pay an amount equal to his base salary for a period of six (6) months at the rate in effect when the notice of resignation is given provided Executive (i) executes a General Release substantially in the format of the document attached hereto as Exhibit "A"; and (ii) remains available for a period of six (6) months after the effective date of termination to provide such consulting services or ad hoc assistance as the Company may require of him upon reasonable notice and reimbursement of directly-related expenses.

6.5     If Executive terminates his employment for Good Reason then:

6.5.1     MapInfo will pay Executive his base salary and incentive pay (calculated at an annual rate of the highest incentive pay achieved in any fiscal year during the five year period immediately preceding termination) for the remainder of the Term; and

6.5.2     MapInfo will pay Executive as severance a lump-sum payment equivalent to his actual highest annual remuneration (consisting of base salary plus actual incentive compensation) achieved during the immediate past five-year period; and

6.5.3     the Company shall continue Executive's health and dental insurance coverage for the one year period following the Date of Termination on the same terms as provided to other MapInfo employees; and

6.5.4     Provision of the above severance payments and benefits shall be contingent upon Executive's executing of a General Release substantially in the format of the document attached hereto as Exhibit "A"; and

6.5.5     Notwithstanding anything to the contrary contained herein, if the termination of employment by Executive for Good Reason occurs at any time after a Change in Control of the Company, Executive shall only be entitled to a severance payment under this Section 6.5 to the extent such payment does not exceed the amount of severance the Executive would have been entitled to if Executive had terminated employment under Section 6.6 upon such Change in Control of the Company.

6.6     Upon any Change in Control of the Company, where Executive is not the surviving Vice President, Business Planning, or is offered a position not acceptable to him, then, at his option, his employment shall terminate upon such Change in Control of the Company, and:

6.6.1     The Company or controlling company shall pay Executive as severance pay an amount equal to two (2) times his highest annual remuneration (consisting of base salary plus actual incentive compensation and perquisites) achieved during the immediate past five-year period;

6.6.2     The Company shall continue Executive's health and dental insurance coverage for three (3) years on the same terms as provided to other company employees;

6.6.3     At Executive's election, the severance pay will be payable either as a lump sum or in such installment amounts as Executive may request by the date of termination; and

6.6.4     Payment of the above severance payments and benefits shall be contingent upon Executive's execution of a General Release of the Company or controlling company, which will be substantially in the format of the document attached hereto as Exhibit "A."

6.7     Upon a Change in Control of the Company, all unexpired and unvested options of Executive to purchase common stock of the Company shall immediately vest as of the Change in Control Date, for such period of time and upon such terms as are provided in the plan under which the options were granted.

6.8     Notwithstanding anything in this Section 6 to the contrary, in the event that Executive becomes entitled to payment of cash compensation under this Section 6 that is not exempt from the requirements of Section 409A of the Internal Revenue Code and if Executive is considered to be a "key employee" for purposes of Section 409A with respect to such payment, then (i) payment shall not commence until the end of the six (6) month period beginning on the Executive's "separation from service date" (within the meaning of Section 409A) and (ii) the aggregate amount of payments that would have been made during such six (6) month period but for the application of this Section 6.8 will be paid in a lump sum at the end of such period.

7.     GOLDEN PARACHUTE EXCISE TAX.

7.1     Limitation or Additional Payment. In the event that any portion of the payments and benefits provided to Executive under this Agreement (without regard to any amount payable under this Section 7.1) and any other payments and benefits under any other agreement with or plan of the Company (in the aggregate, "Total Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Excise Tax"), then Section 7.1.1 or Section 7.1.2 below shall apply:

7.1.1     In the event that the Total Payments (without regard to this Section 7) do not exceed 115% of the maximum amount that could be paid to Executive without becoming subject to the Excise Tax, then notwithstanding anything in this Agreement to the contrary the amount payable to Executive under Section 6 above shall be reduced such that the value of the aggregate Total Payments that Executive is entitled to receive shall be one dollar ($1) less than such maximum amount.

7.1.2     In the event that the Total Payments (without regard to this Section 7) exceed 115% of the maximum amount that could be paid to Executive without becoming subject to the Excise Tax, then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount that will place Executive in substantially the same after-tax economic position that he would have enjoyed if the Excise Tax had not applied to the Total Payments.

7.2     Determination by Accounting Firm. Subject to the provisions of Section 7.3 below, all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent auditors or such other certified public accounting firm reasonably acceptable to Executive as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to Executive not later than the due date for the payment of any Excise Tax. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7.3 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for Executive's benefit.

7.3     Company's Right to Contest Excise Tax. Executive agrees to notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive agrees to:

7.3.1     give the Company any information reasonably requested by the Company relating to such claim,

7.3.2     take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

7.3.3     cooperate with the Company in good faith in order to effectively contest such claim, and

7.3.4     permit the Company to participate in any proceedings relating to such claim.

Without limitation on the foregoing provisions of this Section 7.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim. The Company may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an after-tax and interest-free basis (the "Advance"). The Company's control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or other taxing authority. If the Company does not timely notify Executive in writing of its desire to contest the claim, the Company shall pay to Executive an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim, and Executive agrees to pay the amount of the Excise Tax that is the subject of the claim to the applicable taxing authority in accordance with applicable law.

7.4     Repayment to the Company. If, after the receipt by Executive of an Advance pursuant to Section 7.3, Executive becomes entitled to receive any refund with respect to the claim to which the Advance relates, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an Advance pursuant to Section 7.3, a determination is made that Executive is not entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the Advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset the amount of the additional Gross-Up Payment then required to be paid Executive.

7.5     Further Assurances. The Company shall indemnify Executive and hold him harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities ("Losses") incurred by Executive with respect to the exercise by the Company of any of its rights under Section 7, including, without limitation, any Losses related to the Company's decision to contest a claim or any imputed income to him resulting from any Advance or action taken on Executive's behalf by the Company pursuant to this Section 7. The Company shall pay all legal fees and expenses incurred under this Section 7 and shall promptly reimburse Executive for the reasonable expenses incurred by him in connection with any actions taken by the Company or required to be taken by Executive under this Section 7. The Company also shall pay all of the fees and expenses of the Accounting Firm.

8.     NOTICES

All communications and notices hereunder shall be in writing and either personally delivered or mailed to the party at the address set forth in the records of the company. Notices to MapInfo shall be addressed to the attention of the Chairman of MapInfo Corporation, with a copy to the Board of Directors of MapInfo Corporation.

9.     SUCCESSORS

9.1     Under this Agreement, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all, or substantially all, of the Company's business and/or assets, will be required to expressly assume and agree to comply with this Agreement in the same manner and to the same extent that the Company would be required to comply as if no such succession had taken place.

Failure of the Company (or any successor to its business and/or assets) to obtain such agreement prior to the effectiveness of any such succession shall, at Executive's option to treat it as such, be a breach of this Agreement, except for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

9.2     This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, personal representatives, successors and assigns; provided, however, that except as provided in this Section 9, this Agreement may not be assigned by either of the parties hereto. If Executive should die while any amounts would still be payable to him, all such amounts earned, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's designee or, if there be no such designee, to Executive's estate.

10.     ARBITRATION

10.1      Except as otherwise provided in Section 4 above, any dispute or claim relating to or arising out of employment with the Company, whether based on contract (including the interpretation of this Agreement), tort, alleged discrimination or harassment under any federal (including the Age Discrimination in Employment Act of 1967), state or local law, alleged whistleblowing, alleged retaliation or otherwise, but not including statutory claims of workplace injury and workers compensation, shall be referred to final and binding arbitration in accordance with the applicable National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") in effect at the time the claim or dispute arose. The AAA Rules can be accessed on the Internet at www.adr.org.

10.2      A party who wants to refer a dispute or claim to arbitration will file a notice to arbitrate with the AAA and simultaneously send a copy of the notice to the other party.

10.3     MapInfo will pay the AAA filing fee. The parties will jointly and in equal shares pay the arbitrator's fees.

10.4     The parties will mutually agree on an arbitrator within fourteen (14) days of the filing of the notice to arbitrate with the AAA. If the parties fail to agree on an arbitrator, an arbitrator will be selected from the list of arbitrators provided by the AAA and in accordance with the AAA's arbitrator-selection rules and procedures.

10.5     The arbitrator will permit each party such discovery as the arbitrator deems appropriate in the circumstances of the claims. In exercising his or her discretion regarding discovery, the arbitrator will be guided by the Federal Rules of Procedure as applied and interpreted by the federal courts in the Second Circuit.

10.6     The arbitration hearing will be held in the Albany metropolitan area (which includes MapInfo's corporate office located in Troy. New York, if the parties so agree).

10.7     The arbitrator shall have the authority to determine the dispute or claim, and may grant any relief authorized by law or as the arbitrator deems just and equitable.

10.8     The arbitrator will issue within twenty-one (21) days of the arbitration hearing a written determination and award which will set forth the arbitrator's findings of fact and conclusions of law in support of the determination and award.

10.9     The parties will accept the arbitrator's determination and award as final and binding.

10.10     Any claim or dispute subject to arbitration shall be deemed waived, and shall be forever barred, if a notice to arbitrate is not filed with the AAA within six (6) months of the date the claim or dispute first arose.

11.     RELEASE OF CLAIMS

11.1     Executive voluntarily releases and forever waives any and all claims known or unknown he has or may have against the Company, its shareholders, officers, board of directors, employees, agents, representatives or insurers arising from any conduct (act or omission) that occurred through the date of his executing this Agreement. This waiver and release pertains to any and all causes of action including, but not limited to any alleged violation of: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967; the New York State Human Rights Law, and any other local, county or municipal human rights or employment discrimination law, tort (whether intentional, negligent, or otherwise), or any claim for damages, costs, fees, or other expenses including attorneys' fees incurred in these matters, including legal fees to review and advise Executive regarding this Agreement.

11.2     Executive confirms that he has had up to twenty-one (21) days to consider this waiver of his right to a trial and the courts of the U.S. and the general release set forth in Section 11.1 above and also has been informed of his right to revoke this waiver within seven (7) days of executing this Agreement. Executive further confirms he has agreed to these waivers freely and voluntarily.

12.     GOVERNING LAW AND FORUM

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the choice of law provisions thereof. The parties herein consent to the exclusive jurisdiction of the New York State Supreme Court, County of Rensselaer, or the United States District Court for the Northern District of New York, as may be applicable, for any disputes and claims not subject to arbitration under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date and year first above written.

MAPINFO CORPORATION
/s/ Daniel T. Gerron	BY: /s/ Mark P. Cattini
Daniel T. Gerron	Mark P. Cattini
President and Chief Executive Officer
Date: December 28, 2006	Date: December 28, 2006